Exhibit 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

This joint filing agreement is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”), by and among the parties listed below, each referenced to herein as a “Joint Filer”. The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

DATE:  June 18, 2020

Sagicor Financial company ltd.

By:	/s/ Dodridge D. Miller
Dodridge D. Miller, Group President &
Chief Executive Officer

Sagicor Financial CORPORATION lIMITED

By:	/s/ Dodridge D. Miller
Dodridge D. Miller, Group President &
Chief Executive Officer of Sagicor Financial Company Ltd.

Sagicor Investments Jamaica Limited

By:	/s/ Kevin Donaldson
Kevin Donaldson, Director

Sagicor Life Jamaica Limited

By:	/s/ R. Danny Williams
R. Danny Williams Director

Jamziv Mobay Jamaica Portfolio Limited

By:	/s/ Christopher W. Zacca
Christopher W. Zacca, Director